Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:
Danny Herron	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
danny.herron@aei.com	ir@aei.com
ADVANCED ENERGY COMPLETES SALE OF ITS AERA MASS FLOW BUSINESS TO HITACHI MEDALS, LTD.
FORT COLLINS, Colo., October 18, 2010—Advanced Energy Industries, Inc. (NasdaqGM: AEIS) announced the closing of the sale of its Aera® mass flow control and related product lines and real property in Japan to Hitachi Metals, Ltd. The transaction closed on October 15, 2010 with cash proceeds from the sale of $44.9 million, after inventory adjustments.
“Advanced Energy is very pleased to announce the closing of the sale of its Aera mass flow business to Hitachi Metals,” said Dr. Hans Betz, chief executive officer of Advanced Energy. “This transaction is part of our long term strategy and enables us to concentrate our global resources on core power conversion technology where we maintain an industry leading position in the thin film processing and renewable energy markets. Advanced Energy has become the market leader in North America for grid-tied PV inverters. Solar PV electricity generation is the fastest growing power-generation market in the world, and we are well positioned to capitalize on this growth.”
GCA Savvian served as the financial advisor and provided a fairness opinion to Advanced Energy related to the transaction.
About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.